Exhibit 4.4

HERCULES INCORPORATED

NONEMPLOYEE DIRECTOR

STOCK ACCUMULATION PLAN

Hercules Incorporated

Hercules Plaza

Wilmington, DE 19894-0001

TABLE OF CONTENTS

I.	PURPOSES	Page 1

II.	EFFECTIVE DATE AND TERM	Page 1

III.	DEFINITIONS	Page 1

IV.	ELIGIBILITY	Page 1

V.	SHARES AVAILABLE FOR THE PLAN	Page 2
	5.1 [Common Stock]	Page 2
	5.2 [Maximum Available]	Page 2
	5.3 [Unexercised Option Shares]	Page 2
	5.4 [Capitalization Adjustments]	Page 2

VI.	OPTIONS	Page 3
	6.1 [Grants]	Page 3
	6.2 [Terms and Conditions — General]	Page 3
	6.3 [Type of Options]	Page 3
	6.4 [Proration for Shortfall]	Page 3
	6.5 [Option Period]	Page 3
	6.6 [Option Price]	Page 4
	6.7 [Restrictions on Exercisability]	Page 4
	6.8 [Method of Exercise]	Page 5
	6.9 [Manner of Payment]	Page 5
	6.10 [Issuance of Shares]	Page 5
	6.11 [Nontransferable]	Page 6
	6.12 [Holding Period]	Page 6
	6.13 [No Shareholder Rights]	Page 6
	6.14 [Termination of Employment]	Page 6

VII.	DEFERRAL EXCHANGES	Page 7
	7.1 [Election to Defer]	Page 7
	7.2 [Investment Direction]	Page 7
	7.3 [Cash Program]	Page 7
	(a) [Cash Account]	Page 7
	(b) [Interest]	Page 8
	(c) [Distribution Elections]	Page 8
	(d) [Distributions per Elections]	Page 8
	(e) [Death or Disability]	Page 9
	7.4 [Equity Program]	Page 9
	(a) [Equity Account]	Page 9
	(b) [Exchange for Shares]	Page 9
	(i) [Transfer Restrictions]	Page 9
	(ii) [Custody and Legends]	Page 10

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	(c) [No Further Obligation for Fees]	Page 10
	(d) [Credits to Cash Account]	Page 10
	(e) [Adjustment for Nonperformance of Services; Proration]	Page 10
	(f) [Termination of Employment]	Page 11
	(g) [Debit Settlement]	Page 11
	7.5 [Irrevocable Elections]	Page 11
	7.6 [Investment Risk]	Page 11
	7.7 [Absence of Funding]	Page 11

VIII.	ADMINISTRATION	Page 12
	8.1 [Committee]	Page 12
	8.2 [Authority of Committee]	Page 12
	8.3 [Liability and Indemnification]	Page 12
	8.4 [Quorum and Actions]	Page 13
	8.5 [Limitations on Authority]	Page 13

IX.	AMENDMENT, SUSPENSION OF TERMINATION OF THE PLAN	Page 13
	9.1 [Amendment]	Page 13
	9.2 [Suspension or Termination]	Page 13

X.	GLOSSARY	Page 14
	A. [Change of Control]	Page 14
	B. [Code]	Page 15
	C. [Deferral Dates]	Page 15
	D. [Director Fees]	Page 15
	E. [Disability]	Page 15
	F. [Exchange Act]	Page 15
	G. [Fair Market Value]	Page 15
	H. [Plan Benefit]	Page 16
	I. [Retirement]	Page 16
	J. [Rule 16b-3]	Page 16
	K. [Securities Act]	Page 16
	L. [Subsidiary]	Page 16

XI.	MISCELLANEOUS	Page 16
	11.1 [Change of Control]	Page 16
	11.2 [Designation of Beneficiary]	Page 17
	11.3 [Securities Laws]	Page 17
	11.4 [No Rights to Continued Service]	Page 18
	11.5 [Forfeiture]	Page 18
	11.6 [Notices]	Page 18
	11.7 [Successors and Assigns]	Page 18
	11.8 [Severability]	Page 19
	11.9 [Rule 16b-3 Compliance]	Page 19
	11.10 [Nonassignable]	Page 19
	11.11 [Tax Withheld]	Page 19
	11.12 [Entire Plan; Waiver]	Page 19
	11.13 [Applicable Law]	Page 20

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HERCULES INCORPORATED

NONEMPLOYEE DIRECTOR

STOCK ACCUMULATION PLAN

I.	PURPOSES

Hercules Incorporated (“Company”), by means of this Hercules Incorporated Nonemployee Director Stock Accumulation Plan, the terms of which are herein set forth (as the same is now in effect or as hereafter amended from time to time, the “Plan”), seeks to attract and retain persons of exceptional ability to serve as directors and to solidify the common interests of its directors and stockholders in enhancing the value of the common stock issued by the Company.

II.	EFFECTIVE DATE AND TERM

This Plan shall be effective as of the date it is approved by the holders of at least a majority of the shares of the Company’s issued and outstanding common stock present or represented and entitled to vote at the 1993 Annual Meeting of Stockholders (“Effective Date”). The Plan shall terminate on April 30, 2001.

III.	DEFINITIONS

Words and phrases used in this Plan with an initial capital letter (other than those specifically defined elsewhere herein) shall have, unless their context clearly indicates to the contrary, the respective meanings set forth in Article X.

IV.	ELIGIBILITY

Each member of the Company’s Board of Directors (“Board”) in service from time to time shall be eligible to participate in this Plan, provided he or she, as of the date of an award or exchange, is not and has not been an employee of the Company or any of its Subsidiaries (“Director”).

V.	SHARES AVAILABLE FOR THE PLAN

5.1 Shares that may be purchased and/or exchanged under or pursuant to this Plan shall be common stock, $25/48 stated value per share, authorized and issued by the Company (“Common Stock”). Such shares are to be made available (i) for options granted hereunder, from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company (including shares purchased in the open market), or both, at the discretion of the Company, and (ii) for deferral fee exchanges hereunder, from shares of Common Stock reacquired by the Company (including shares purchased in the open market).

5.2 Subject to adjustments as provided in Section 5.4, the maximum aggregate number of shares of Common Stock for which options may be granted under Article VI (“Options”) shall be one hundred fifty thousand (150,000) shares and the maximum aggregate number of shares of Common Stock that may be exchanged pursuant to Section 7.4 for director fees under Article VIII (“Deferral Exchanges”) shall be thirty thousand (30,000) shares.

5.3 In the event that any unexercised Option (or any portion thereof) granted under Article VI shall expire, terminate or be canceled for any reason, the shares of Common Stock so affected shall be available for use under the Plan to the same person or to other persons by way of any option authorized under the Plan.

5.4 In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company or a successor entity by reason of merger, consolidation, corporate reorganization, recapitalization, reclassification, stock dividend, stock split, split-up, split-off or spin-off, combination or exchange of shares, or otherwise, the Board may (i) make such adjustments, if any, as it deems appropriate in the number, kind and purchase price or exchange value of shares subject to the Plan or to outstanding Options and (ii) take such other action as in its opinion is appropriate under the circumstances. Without limiting the foregoing, the Board may make an appropriate adjustment to each outstanding Option such that each such Option shall thereafter be exercisable for such shares, securities, cash and/or other property as would have been received in respect of the shares subject to such Option had such Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur.

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VI.	OPTIONS

6.1 Subject to the maximum number of shares of Common Stock that may be purchased pursuant to the exercise of Options, as set forth in Section 5.2 (as such number may be adjusted pursuant to the provisions of Section 5.4), an Option to purchase 1,000 shares of Common Stock (“Option Shares”), in the manner and subject to the terms and conditions hereinafter provided, shall be granted each year, automatically and without further action by the Board or the Committee, as of the third (3rd) business day following the date on which the Company releases for publication its third (3rd) quarter statement of sales and earnings, to each person who is serving as an eligible director of the Company on such date.

6.2 Each Option shall be subject to all of the terms, conditions and restrictions provided in this Plan and such other terms, conditions and restrictions, if any, as may be specified by the Committee with respect to the Option in question at the time of the granting of the Option or as may be specified thereafter by the Committee in the exercise of its powers under the Plan. Without limiting the foregoing, it is understood that the Committee may, at any time and from time to time after the granting of an Option hereunder, specify such additional terms, conditions and restrictions with respect to such Option as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, terms and conditions for compliance with federal and state securities laws and methods of withholding or providing for the payment of required taxes. The terms, conditions and restrictions with respect to any Option, or with respect to any Option to any optionee Director, need not be identical with the terms, conditions and restrictions with respect to any other Option, or with respect to any Option to any other optionee Director. Each Option granted pursuant to the Plan shall be evidenced by an Option Agreement in such form as the Committee shall from time to time approve. Such Agreement shall conform with, and be subject to, the provisions of the Plan. The Option Agreement shall not be a precondition to the granting of Options; however, no person shall have any rights under any Option granted under the Plan unless and until the optionee Director to whom such Option shall have been granted shall have executed and delivered to the Company an Option Agreement. A fully executed original of the Option Agreement shall be provided to both the Company and the optionee Director.

6.3 All Options shall be nonstatutory options, not intended to qualify as stock options entitled to special tax treatment under Section 422A of the Code, as defined hereinafter.

6.4 In the event that the number of Option Shares available for grants under the Plan is insufficient to make all grants hereby specified on the applicable date, then all directors who are entitled to a grant on such date shall share ratably in the number of Option Shares then available for grant under the Plan.

6.5 Each Option shall be exercisable at any time or times as to all or part of the shares of Common Stock covered thereby prior to the expiration of ten (10) years from the date of grant thereof, subject to the limitations of Section 6.7 and to the provisions of Section 6.14. To the extent that an Option is not exercised within the ten (10) year period of exercisability specified in this Section 6.5 (“Option Period”), it shall expire as to the then unexercised part.

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6.6 The purchase price per share at which the optionee Director may buy Option Shares upon exercise of the Option (“Option Price”) shall be 100% of the Fair Market Value per share of Common Stock at the date the Option is granted, subject to adjustment as provided in Section 5.4; provided, however, that in no event shall the Option Price be less than the stated value of Common Stock.

6.7 Each Option shall be subject to the following additional restrictions on exercisability:

a. The Option is not immediately exercisable. Except in the event of an optionee Director’s death, Disability or Retirement, an Option shall not be exercisable, in whole or in part, prior to the expiration of one (1) year from the date of grant. In no event may an Option be exercised prior to the expiration of six (6) months from date of grant.

b. An Option may be exercised only during the period beginning on the third (3rd) business day following the date on which the Company releases for publication its quarterly or annual summary statements of sales and earnings and ending on the twelfth (12th) business day following such date (“Exercise Period”).

c. An Option shall not be exercisable with respect to a fractional share or with respect to fewer than ten (10) Option Shares (or the remaining Option Shares then subject to the Option, if fewer than ten).

d. Except as provided in Sections 6.14 and 11.1, an Option shall not be exercisable in whole or in part unless the optionee Director, at the time he or she exercises the Option, is, and has been at all times since the date of grant of the Option, a director of the Company.

e. If at any time the Board shall determine, in its discretion, that the listing, registration or qualification of Option Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of an Option or the sale or purchase of Option Shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board in the exercise of its reasonable judgment.

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6.8 Subject to the limitations of Section 6.7 and other terms and conditions of this Plan, an optionee Director may exercise an Option, in whole or from time to time in part, by giving written notice of exercise to the Company at its office at Hercules Plaza, Wilmington, Delaware, 19894, to the attention of the Secretary of the Company. Such notice shall be on a form approved by the Committee and shall state the election to exercise the Option, the number of Option Shares in respect of which it is being exercised and a business day not more than fifteen (15) days from the date such notice is given for the payment of the purchase price against delivery of the shares of Common Stock being purchased. The notice shall be signed by the person or persons exercising the Option, and must be received by the Company’s Secretary on or before the expiration date of the Option. If an Option shall be exercised by a legal representative of a deceased optionee Director or by a person who acquired an Option by bequest or inheritance by reason of a deceased optionee Director, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of authority of such legal representative or other person or persons to exercise such Option and evidence satisfactory to the Company that any death taxes payable with respect to such shares have been paid or provided for.

6.9 Payment for Option Shares purchased under any exercise of an Option shall be made in full concurrently with the exercise of the Option. The optionee Director shall pay for Option Shares purchased under any Option exercise in cash, by check or, with the Committee’s permission, by delivering shares of Common Stock already owned by the optionee Director, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or a combination of the foregoing. The shares delivered in payment for the Option Shares being acquired shall have a Fair Market Value on the date of exercise equal to the aggregate Option Price for all Option Shares being acquired. The Committee shall determine acceptable methods for tendering shares of Common Stock as payment upon exercise of an Option and may impose such limitations and restrictions on the use of shares of Common Stock to exercise an Option as it deems appropriate. The Committee may also permit payment in accordance with a cashless exercise program under which, if so instructed by the optionee Director, shares of Common Stock may be issued directly to the optionee Director’s broker or dealer upon receipt of the purchase price in cash from the broker or dealer.

6.10 Promptly after exercise of the Option, payment in full of the aggregate Option Price and compliance with all applicable requirements and conditions of the Plan, the Option Agreement and such rules and regulations as may be established by the Committee that are preconditions to delivery, the Company shall effect the issuance of such number of Option Shares as are subject to the Option exercise. A certificate or certificates for the Option Shares as to which the Option has been exercised shall be issued by the Company in the name of the person exercising the Option and shall be delivered to or upon the written order of such person or persons

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exercising the Option; provided, however, the Company shall not be required to deliver any certificate upon the exercise of an Option until it has been furnished with such opinion of counsel, representation or other document as it may reasonably deem necessary to insure compliance with any state or federal securities law and/or rule or regulation of the Securities and Exchange Commission or other governmental authority having jurisdiction, including, without limitation, the representations and documentation required by Section 11.3. The Company shall pay all issue taxes with respect to the issuance of Option Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance. All Option Shares issued as provided herein shall be fully paid and nonassessable to the extent permitted by law.

6.11 An Option by its terms shall not be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any such Option shall be exercisable during the optionee Director’s lifetime only by the optionee Director or the optionee Director’s guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

6.12 Notwithstanding any other provision of the Plan, in no event shall Option Shares issued upon exercise of an Option be sold or otherwise transferred or hypothecated prior to the expiration of six (6) months from the date of the grant of the Option pursuant to which the shares were acquired.

6.13 The optionee Director (or any legal representative, guardian, legatee or distributee of such optionee Director) shall not be nor deemed to be a holder of any Option Shares and shall have no rights or privileges of a stockholder in respect to any Option Shares issuable upon exercise of the Option unless and until such Option Shares have been paid for in full and have been transferred to him or her on the books and records of the Company upon exercise of the Option.

6.14 An Option shall terminate upon the termination, for any reason, of the optionee Director’s directorship with the Company, and no Option Shares may thereafter be purchased under such Option except as follows:

a. Upon retirement as a director of the Company pursuant to the Company’s retirement policy for directors, each unexpired Option held by the optionee Director shall become immediately exercisable and shall remain exercisable, in whole or in part, for a period of three (3) years from the date of such retirement.

b. An optionee Director may exercise, within one (1) year after termination as a director of the Company due to Disability, all or part of any Options which he or she was entitled to exercise immediately prior to such termination.

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c. Upon the death of an optionee Director or upon the death of a retired optionee Director within three (3) years following retirement as a director of the Company, all or part of any Options which such optionee Director was entitled to exercise immediately prior to death may be exercised within the longer of either the three (3) years following optionee Director’s retirement or one (1) year after his or her death by a person or persons (including optionee Director’s legal representatives, distributees, or legatees) to whom the rights of the deceased optionee Director under the Option shall pass by will or the laws of descent and distribution.

Again, in no event may any Option be exercised (i) prior to the expiration of six (6) months from the date of grant, or (ii) after ten (10) years from the date it was granted.

VII.	DEFERRAL EXCHANGES

7.1 By written notice received by the Secretary of the Company not later than December 15 preceding the beginning of any calendar year, a Director may elect to defer all or a portion of the Director Fees that may be payable to him or her for services rendered during such calendar year (“Deferred Fees”) and to have such Deferred Fees invested for his or her account under the terms of this Article VII. A Director may elect to defer (i) all of his or her total Director Fees for the calendar year, (ii) any portion thereof in multiples of twenty-five percent (25%), or (iii) a flat annual dollar amount not in excess of his or her total Director Fees for the calendar year. An election must be made in this manner for each year for which the Director wishes to defer payment of any Director Fees.

7.2 At the time of his or her election to defer payment of Directors Fees pursuant to Section 7.1, the Director also must specify the amount or percentage, in multiples of twenty-five percent (25%), of his or her Deferred Fees to be applied to one or both of a cash deferral program (“Cash Program”) or a stock exchange program (“Equity Program”), each as is further described, respectively, in Sections 7.3 and 7.4 herein.

7.3 Under the Cash Program:

(a) A Director electing to have all or a portion of his/her Deferred Fees invested in the Cash Program shall have credited to an unfunded bookkeeping cash account established and maintained by the Company in respect of such Director to record and account for cash deferrals until such time as the account

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balance is distributed in accordance with the provisions of either paragraph (d) or (e) of this Section 7.3 (“Cash Account”), on each Deferral Date, such designated amounts. If a Director elects to defer less than one hundred percent (100%) of his Director Fees, deferrals pursuant to either of the other alternatives of Section 7.1 shall be deducted by the Company on a pro-rata basis from the regular quarterly payments of Director Fees.

(b) At the end of each calendar quarter, interest shall be credited to a Director’s Cash Account based on the average prime rate of interest (as changed from time to time for that quarter) charged by Morgan Guaranty Trust Company of New York. This interest shall be credited on all monies in the Cash Account at the end of each quarter. A Director’s Cash Account shall continue to accrue interest in this manner until the final distribution thereof is made to the Director in accordance with either paragraph (d) or (e) of this Section 7.3.

(c) Concurrent with the election to participate in the Cash Program, the Director must elect to receive the distribution of the balances in his or her Cash Account:

(i) in either a single payment or in forty (40) quarterly installments, each such installment to be determined by dividing the current value of the Deferred Fees plus earnings thereon by the number of installment payments (including the payment being made) remaining to be paid; and

(ii) commencing, at his or her election, either on the last day of the calendar quarter following the quarter in which the Director retires or resigns or otherwise terminates his or her service as a director of the Company, or an anniversary of such date, provided, however, that such commencement date shall in no event be later than the fifth (5th) calendar year following the calendar year in which the Director retires.

(d) A Director’s interest in his/her Cash Account shall be distributed to him or her (or his/her Beneficiaries, legal representatives, distributees or legatees, as appropriate) in accordance with his/her election made pursuant to paragraph (c) next above. If a single payment has been elected, the entire cash value of a Director’s account on the distribution date will be paid in a single payment. Where quarterly installments have been elected, the cash value of the portion of the Director’s account balance to be distributed on such date, including accrued interest thereon, shall be paid to the Director on each quarterly installment distribution date.

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(e) If a Director dies before all or any portion of his/her Cash Account has been distributed to him or her, the entire balance of the Cash Account shall be paid promptly in a lump sum to such Director’s designated beneficiary or to his/her estate. A Director who terminates his/her services by reason of Disability before all or any portion of his/her Cash Account has been distributed to him or her, the entire balance of the Cash Account shall be paid according to his/her irrevocable election in a lump sum or in installment payments commencing on the last day of the quarter after the quarter in which he or she terminates his/her service on the Board.

7.4 Under the Equity Program:

(a) A Director electing to have all or a portion of his/her Deferred Fees invested in the Equity Program shall have credited to an equity account established and maintained by the Company in respect of such Director to record and account for shares of Common Stock exchanged for the Deferred Fees directed to the Equity Program (“Equity Account”), on the third (3rd) business day following the Company’s public announcement of its annual earnings for the prior year, a dollar amount equal to the anticipated aggregate amount of his/her Deferred Fees (exclusive of any amounts that may be payable for attendance at meetings other than regularly scheduled meetings) otherwise subsequently payable during the calendar year but deferred by the Director under this Article VII and designated for the Equity Program. Such crediting shall be subject to the adjustment provision of paragraph (e) of this Section 7.4.

(b) Simultaneously with the crediting pursuant to paragraph (a) next above, the Company shall exchange the then cash balance of the Director’s Equity Account for that number of whole shares of Common Stock that equals the number of whole shares of Common Stock obtained by dividing the dollar value of the exchange amount by eighty-five percent (85%) of the Fair Market Value of Common Stock on the Exchange Date. Each share of Common Stock received as a result of such an exchange (“Exchanged Share”) shall be subject to the following terms, conditions and restrictions:

(i) A stock certificate representing the number of Exchanged Shares shall be registered in the Director’s name but shall be held in custody by the Company for the Director’s account until distributed as herein provided. The Company shall not be required to deliver any certificate with respect to any Exchanged Shares until it has been furnished with such opinion of counsel, representation or other document as it may reasonably deem necessary to insure compliance with any state or federal securities law and/or rule or regulation of the Securities and Exchange Commission or other governmental authority having jurisdiction, including, without limitation, the representations and documentation required by Section 11.3. Except as otherwise provided

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in clause (ii), next below, during the Restricted Period the Director shall have all of the rights and privileges of a stockholder with respect to Exchanged Shares, including, but not limited to, the right to receive such dividends, if any, as may be declared on such shares from time to time, and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company. Dividends and other distributions, if any, on shares of Common Stock shall be paid directly to the Director.

(ii) An Exchanged Share may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of (collectively, “assignment or transfer”) until death, Disability or Retirement of the Director (“Restricted Period”), and any attempted assignment or transfer, whether made or created by a voluntary act of the Director or any agent of such Director or by operation of law, shall not be recognized by, or be binding upon, or shall not affect in any manner the rights of, the Company while holding certificates for such shares during the applicable Restricted Period pursuant to the provisions of this Section 7.4.

(c) Upon crediting a Director’s Equity Account in accordance with this Section 7.4, the Company, throughout the continuance of the calendar year and only to the extent of the Deferred Fees designated for the Equity Program, shall have no further obligation to pay the Director Director Fees (exclusive of any amounts that may be payable for attendance at meetings other than regularly scheduled meetings) otherwise payable in respect of services rendered to the Company as a director.

(d) Any Deferred Fees in respect of meetings not regularly scheduled shall be credited to the Director’s Cash Account. Any cash equal to less than the price of a whole share of Common Stock also shall be credited to the Director’s Cash Account.

(e) Notwithstanding anything in this Section 7.4 to the contrary,

(i) in the event a director fails to attend one or more regularly scheduled Board or Board committee meetings, and therefore does not perform the services for which the anticipated Deferral Fees are payable, at the end of the calendar quarter in which such failure(s) occurred the balance of his/her Equity Account shall be decreased by that number of shares of Common Stock acquired by Deferral Fees anticipated with respect to the meeting(s) not attended and his/her Equity Account shall be debited with an amount equal to any and all dividends paid on such shares;

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(ii) if the number of shares for which Directors desire to exchange during any calendar year exceeds the number of shares then available under this Plan, the shares available shall be allocated proportionally among such Directors.

(f) If a Director terminates his/her service as a director of the Company, by reason of death, Disability or Retirement before all or any portion of his/her Equity Account has been distributed to him or her, the entire balance of the Equity Account, subject to adjustment as provided in paragraph (e) next above, shall be distributed to the Director (or his or her Beneficiaries, legal representatives, distributees or legatees) as soon as administratively practicable. In the event of termination for reasons other than death, Disability or Retirement, any and all shares of Common Stock credited to the Equity Account will be forfeited. In such cases, the Director shall receive a payment equal to the lesser of (i) Fair Market Value as of the date of termination of service multiplied by the number of shares of Common Stock forfeited, subject to adjustment as provided below, or (ii) the purchase price paid by the Director for such shares, plus any balance remaining in the Equity Account.

(g) Upon termination of his/her service as a director of the Company for any reason, the Company may offset any debits pursuant to paragraph (e) of this Section 7.4 against any amounts otherwise payable in respect of a Cash Account maintained for the Director. If no offset is available, the Director shall promptly remit to the Company the cash equivalent of such debits.

7.5 Deferral and investment elections made under this Article VII with respect to any calendar year (which shall be on such forms as may be prescribed by the Committee from time to time) shall be final and, after commencement of such calendar year, cannot be amended or revoked in respect of Director Fees for services rendered during such calendar year.

7.6 Each Director is solely responsible for his or her decision to defer all or a portion of his or her Director Fees and accepts all investment risk entailed by his selection of an investment program, including the risk of loss due to a decrease in the value of his Deferred Fees.

7.7 Except for the shares of Common Stock exchanged under paragraph (b) of Section 7.4, the Company shall not be required to reserve or otherwise set aside any cash or other property as a separate trust for the payment of any amounts credited to any account created hereunder. Except for such shares, the sole obligation of the Company to any Director participating in the deferral of fees under this Plan is a contractual obligation to make payments in accordance with the terms and conditions set forth in this Article VII. Any fees deferred under the Cash Program provisions of this Plan shall continue for all purposes to be part of the general funds

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of the Company and subject to the claims of general creditors of the Company, and no other person other than the Company shall by virtue of the provisions of the Plan have any interest in such deferred fees. Nothing contained in this Plan and no action taken pursuant to the Plan shall create or be considered to create a trust of any kind or a fiduciary relationship between the Company and the Director, his or her heirs, successors or any other person, other than the custodial relationship in respect of Exchanged Shares held by the Company during the Restricted Period. To the extent that any person acquires a right to receive cash payments from the Company under or pursuant to this Article VII, such right shall be no greater than the right of a unsecured general creditor of the Company.

VIII.	ADMINISTRATION

8.1 Responsibility and authority to administer and interpret the provisions of the Plan shall be conferred upon a committee designated by the Board (as constituted from time to time, the “Committee”), having full authority to act, which Committee shall not have fewer than three (3) members.

8.2 The Committee is authorized to interpret the Plan; to prescribe, amend and rescind such rules and regulations not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan; and to make all other determinations necessary or advisable for administering the plan. The determination of the Committee on matters referred to in this Article VIII shall be conclusive.

8.3 The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers, directors and employees shall be entitled to rely upon the advice, opinions or valuations of any such persons in connection with their respective responsibilities and authority hereunder. All usual and reasonable expenses incurred in the administration and interpretation of the Plan shall be paid by the Company. No member of the Committee shall receive compensation with respect to his/her services on or for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Directors, the Company and other interested persons. Neither the Company, any member of the Committee or any other individual involved in the administration and/or interpretation of the Plan shall be liable, personally or otherwise, for any action, determination or interpretation taken or made in good faith with respect to the Plan or Options and/or Deferral Exchanges. Each member of the Committee and each other individual involved in the administration and/or interpretation of the Plan shall be fully indemnified and protected by the Company in respect of any cost or expense or liability arising out of any act or failure to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

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8.4 Three (3) members of the Committee shall constitute a quorum, and the acts of a majority of the quorum present at any meeting or acts approved in writing by all members of the Committee shall be deemed the acts of the Committee.

8.5 Notwithstanding anything contained in the Plan to the contrary, the Committee shall have no discretion or authority to (i) determine which members of the Board are entitled to receive or exercise rights with respect to Options and/or Deferral Exchanges, (ii) grant Options and/or exchange shares other than as provided in the Plan, (iii) determine the number of Options and/or Deferral Exchanges which may be granted or made available to any Director, (iv) modify the number of shares of Common Stock issuable (subject to Section 5.4) under or pursuant to Options and/or exchangeable (subject to Section 4.5) under the Equity Program, (v) modify the time or times at which Options and/or Deferral Exchanges may be granted or made available, or (vi) alter or amend the Plan.

IX.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

9.1 The Board may, from time to time, amend the Plan in any respect, provided that no amendment shall be made without the approval of the stockholders of the Company that will (i) increase the total number of shares of Common Stock available for Options and Deferral Exchanges under the Plan (other than an increase resulting from an adjustment provided for in Section 5.4, (ii) change the manner of determining the exercise price of the Option or the exchange value for Exchanged Shares, (iii) increase the maximum term of the Options provided for herein, (iv) modify the provisions of the Plan relating to the eligibility of persons entitled to receive Plan Benefits hereunder, or (v) materially increase benefits accruing to participants under the Plan; except to the extent that, in the opinion of counsel to the Company, such approval is not required under the Exchange Act or the rules and regulations promulgated thereunder in order for the Options granted under the Plan to continue to be exempt from the operation of Section 16(b) of the Exchange Act or any successor rule, as it may be amended from time to time. The rights and obligations under any Option and/or Deferral Exchange granted or exchanged, as the case may be, before amendment of the Plan or under any unexercised portion of such Option shall not be adversely affected by amendment of the Plan or the Option and/or Deferral Exchange without the consent of the holder of the Option and/or Deferral Exchange.

9.2 The Board reserves the right at any time, to suspend or terminate, in whole or from time to time in part, any or all of the provisions of the Plan for any reason and without the consent of or approval by the stockholders of the Company, any Director or Beneficiary or any other person; provided, however, that any and all rights and obligations under any Option or Deferral Exchange granted or effected, as the case may be, while the Plan is in effect shall not be altered or impaired by

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suspension or termination of the Plan, except upon the consent of the Director to whom the Option or Deferral Exchange was granted or effected. The power of the Committee to construe and administer any Options and/or Deferral Exchanges granted or effected prior to the termination or suspension of the Plan nevertheless shall continue after such termination or during such suspension.

X.	GLOSSARY

The following words and phrases when used in the Plan with an initial capital letter, unless their context clearly indicates to the contrary, shall have the respective meanings set forth below:

(A) “Change in Control” shall be deemed to have occurred if:

(1) there shall be consummated

i.	any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary of the Company immediately before the consolidation or merger; or

ii.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(2) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(3) any “person”, including a “group” as determined in accordance with Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Company’s then outstanding Common Stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 20% beneficial owner; or

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(4) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (4), considered as though such person were a member of the Incumbent Board.

(B) “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time, and as construed and interpreted by valid regulations issued by the United States Internal Revenue Service thereunder. References to any section or subsection of the Code are to such section or subsection as the same may from time to time be amended or renumbered and/or any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(C) “Deferral Dates” means the dates on which Director Fees are paid.

(D) “Director Fees” means the aggregate compensation payable by the Company to a Director, including annual retainer, chairman’s fees and meeting attendance fees.

(E) “Disability” means that (i) a Director has been disabled by bodily injury or disease, whether occupational or non-occupational in cause, so as to be prevented thereby from fulfilling his duties as a Director; and (ii) such permanent and total disability shall have continued for a period of at least six consecutive months; and (iii) in the opinion of a qualified physician designated by the Company, such permanent and total disability shall be permanent and continuous during the remainder of the life of such Director.

(F) “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time.

(G) “Fair Market Value” means, as of any date, the closing price for one share of Common Stock as reported on the Composite Tape for New York Stock Exchange Listed Companies and published in the Eastern Edition of The Wall Street Journal, or, if there is no trading on the date in question, the closing price of the Common Stock, as so reported and published, on the next preceding date on which there was trading in Common Stock. In the event “NYSE-Composite Transactions” cease to be reported as such, or in the event that the Company’s stock is no longer quoted on the New York Stock Exchange, an appropriate substitute published stock quotation system shall be selected by the Committee, consistent with appropriate regulatory provisions.

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(H) “Plan Benefit” means any cash, shares and/or other benefit payable or deliverable under the Plan, including, but not limited to, an Option and an interest of a Director in a Cash and/or Equity Account and right of the Director to receive Options, Option Shares and cash and/or Exchanged Shares payable or deliverable under Cash and/or Equity Accounts under the Plan.

(I) “Retirement” means retirement as a Director of the Company pursuant to the Company’s retirement policy for directors.

(J) “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Exchange Act, or any law, rule, regulation or other provisions that may hereafter replace such Rule.

(K) “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended from time to time.

(L) “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly through one or more intermediaries, at least 50% of the outstanding voting stock or voting power for the election of directors or equivalent governing body.

XI.	MISCELLANEOUS

11.1 Notwithstanding other provisions of the Plan, in the event of a Change in Control of the Company:

a. All of the Director’s then-outstanding Options shall immediately become exercisable, unless directed otherwise by a resolution by the Board adopted prior to and specifically relating to the occurrence of such Change in Control. With respect to such outstanding Options, the Director (i) shall have the right at any time thereafter during the term of such Option to exercise the Option in full notwithstanding any limitation or restriction in any option agreement or in the Plan, and (ii) shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change in Control, to receive, in exchange for the surrender of the Option or any portion thereof to the extent the Option is then exercisable in accordance with clause (i), an amount of cash equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the Common Stock covered by the Option or portion thereof that is so surrendered and the aggregate Option Price of such Common Stock under the Option.

b. All Exchanged Shares and the cash balances of all Cash and/or Equity Accounts shall immediately vest (to the extent then not fully vested) and become fully payable and/or deliverable to the Director on whose behalf the same are being held.

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11.2 Each Director shall file with the Company a written designation of one or more persons as the beneficiary (“Beneficiary”) who shall be entitled to receive shares of Common Stock and/or cash, if any, issuable or payable, as the case may be, under the Plan upon his or her death. A Director may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Director’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Director’s death, or if no designated Beneficiary survives the Director or if such designation conflicts with law, the Director’s estate shall be entitled to receive the shares of Common Stock and/or cash, if any, issuable or payable, as the case may be, under the Plan upon his or her death. If the Committee is in doubt as to the right of any person to receive such shares of Common Stock and/or cash, the Company may retain such assets, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay the assets into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

11.3 (a) Except as hereafter provided, a Director shall, upon any exercise of an Option or the exchange of Exchanged Shares, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which he or she represents and warrants that he or she is purchasing or exchanging the Option or Exchanged Shares for his/her own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or sale or distribution of any of such shares shall made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, prior to any offer for sale or sale of such Option shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto. The foregoing restriction shall not apply to (a) issuances by the Company so long as the Option Shares and/or Exchanged Shares being issued or exchanged, as the case may be, are registered under the Securities Act and a prospectus in respect thereof is current or (b) reofferings of Option or Exchanged Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated under the Securities Act) if the shares being reoffered are registered under the Securities Act and a prospectus in respect thereof is current.

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(b) The Company may endorse such legend or legends upon the certificates for Option or Exchanged Shares issued or exchanged hereunder and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as, in its discretion, it determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or (ii) implement the provisions of the Plan and any agreement between the Company and the optionee Director with respect to such shares.

11.4 Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company or the Committee pursuant to such provisions, shall be construed as creating any rights (or impose any obligations) with respect to continuance as a director of the Company, nor shall they be deemed to interfere in any way with any right of the Company to terminate at any time the Director’s position as a director of the Company.

11.5 Notwithstanding any other provision of the Plan, each Option granted to a Director and all rights of the Director to receive Options under the Plan shall be forfeited if a Director (i) without the Company’s consent, shall be employed by a competitor of, or shall be engaged in any activity in competition with, the Company or a Subsidiary; (ii) divulges without the consent of the Company any secret or confidential information belonging to the Company or a Subsidiary; or (iii) has been dishonest or fraudulent in any matter affecting the Company or a Subsidiary or has committed any act which, in the sole judgment of the Committee, has been substantially detrimental to the interests of the Company or a Subsidiary. The Company shall give the Director written notice of the occurrence of any such event prior to making any such forfeiture. The determination of the Committee as to the occurrence of any of the events specified in clauses (i), (ii), and (iii) of this Section 11.4 shall be conclusive and binding upon all persons for all purposes.

11.6 Any notice or other communication required or permitted under the Plan to the Company shall be addressed to it at its office, Hercules Plaza, Wilmington, Delaware 19894, attention: Corporate Secretary; and any notice or other communication required or permitted under the Plan to Director shall be addressed to him or her at such location as shall be designated by the Director in writing. Any such notice shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid. The foregoing is subject to the right of the Company and of the Director to designate at any time, in writing, some other address.

11.7 The provisions of the Plan and the terms and conditions of any Plan Benefit shall, in accordance with their terms, be binding upon, and inure to the benefit of and be enforceable by, the Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The obligations of the Company under the Plan shall be binding upon the Company and its successors and assigns.

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11.8 Whenever possible, each provision in the Plan and every Plan Benefit shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Plan Benefit at any time granted under the Plan shall be held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of the Plan and every Plan Benefit at any time granted under the Plan shall remain in full force and effect.

11.9 The Plan and the grant, exercise, issue, exchange payment or distribution, as the case may be, of any Plan Benefit shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend the Plan and to make any such modifications to Option Agreements to comply with Rule 16b-3, and to make any such other amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

11.10 The Director’s right to benefits under this Plan shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 11.10, the attempted assignment or transfer shall be null and void and without effect.

11.11 The Company shall withhold (or secure payment from the Director in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under the Plan, and it may defer payment or issuance of the cash or stock upon exercise or vesting of a Plan Benefit unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Treasurer of the Company and shall be payable by the Director at the time of delivery or when payment is made.

11.12 This document contains all of the provisions of the Plan and no provisions may be waived, modified or otherwise altered except in a writing adopted by the Board.

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11.13 The Plan, each Plan Benefit and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the internal laws of the State of Delaware from time to time obtaining.

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